Exhibit 99

Dollar General Corporation Reports Fourth Quarter and Fiscal Year 2024 Results

Provides Financial Guidance for Fiscal 2025 Full Year

Outlines Long-Term Financial Framework

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)-- Dollar General Corporation (NYSE: DG) today reported financial results for its fourth quarter (13 weeks) and fiscal year (52 weeks) ended January 31, 2025 (“fiscal 2024”).

•	Fourth Quarter Net Sales Increased 4.5% to $10.3 Billion; Fiscal Year Net Sales Increased 5.0% to $40.6 Billion

•	Fourth Quarter Same-Store Sales Increased 1.2%; Fiscal Year Same-Store Sales Increased 1.4%

•	Fourth Quarter Operating Profit Decreased 49.2% to $294.2 Million; Fiscal Year Operating Profit Decreased 29.9% to $1.7 Billion

o	Includes Charges of $232 Million Associated with Store Portfolio Review in Fourth Quarter, Primarily Due to Store Closures and pOpshelf Impairment Charges

•	Fourth Quarter Diluted EPS Decreased 52.5% to $0.87; Fiscal Year Diluted EPS Decreased 32.3% to $5.11

o	Includes Negative Impact of Approximately $0.81 Per Share Associated with Store Portfolio Review in Fourth Quarter, Primarily Due to Store Closures and pOpshelf Impairment Charges

•	Annual Cash Flows From Operations Increased 25.3% to $3.0 Billion

•	Board of Directors Declares Quarterly Cash Dividend of $0.59 per share

“We were pleased with the underlying performance of the business in the fourth quarter, including improved execution and solid top-line results,” said Todd Vasos, Dollar General’s chief executive officer. “As we reflect on our full fiscal 2024 year, we believe our Back to Basics work is resonating with customers, as demonstrated by higher customer satisfaction scores and healthy market share gains.”

“I want to thank each of our associates for their dedication to fulfilling our mission of Serving Others every day. Looking ahead, we believe we are well-positioned to deliver our unique combination of value and convenience at a time when our customers need it most. We have fortified the foundation of this business over the last year and are confident in our plans and initiatives for 2025 and beyond, as we look to further build on this base and create sustainable long-term value for our shareholders.”

Fourth Quarter Fiscal 2024 Highlights

Net sales increased 4.5% to $10.3 billion in the fourth quarter of fiscal 2024 compared to $9.9 billion in the fourth quarter of fiscal 2023. The net sales increase was driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 1.2% compared to the fourth quarter of 2023, reflecting an increase of 2.3% in average transaction amount and a decrease of 1.1% in customer traffic. Same-store sales in the fourth quarter of fiscal 2024 included growth in the consumables category, partially offset by declines in each of the seasonal, home products, and apparel categories.

Gross profit as a percentage of net sales was 29.4% in the fourth quarter of fiscal 2024 compared to 29.5% in the fourth quarter of fiscal 2023, a decrease of 8 basis points. This gross profit rate decrease was driven primarily by increases in markdowns, inventory damages, and distribution costs, and a greater proportion of sales coming from the consumables category; partially offset by lower shrink and higher inventory markups.

Selling, General and Administrative Expenses (“SG&A”) as a percentage of net sales were 26.5% in the fourth quarter of fiscal 2024 compared to 23.6% in the fourth quarter of fiscal 2023, an increase of 294 basis points. The increase reflects fourth quarter impairment charges totaling $214 million related to the store portfolio optimization review as discussed below under “Store Portfolio Optimization Review”. In addition to these impairment charges, the other expenses that were a higher percentage of net sales in the current year period were retail labor, incentive compensation, repairs and maintenance, depreciation and amortization and technology-related expenses; partially offset by a decrease in professional fees.

Operating profit for the fourth quarter of fiscal 2024 decreased 49.2% to $294.2 million compared to $579.7 million in the fourth quarter of fiscal 2023. The decrease reflects fourth quarter charges totaling $232 million related to the store portfolio optimization review as discussed below under “Store Portfolio Optimization Review”.

Interest expense for the fourth quarter of fiscal 2024 decreased 14.5% to $65.9 million compared to $77.1 million in the fourth quarter of fiscal 2023.

The effective income tax rate in the fourth quarter of fiscal 2024 was 16.2% compared to 20.0% in the fourth quarter of fiscal 2023. This lower effective income tax rate was primarily due to the effect of certain rate-impacting items on lower earnings before taxes.

The Company reported net income of $191.2 million for the fourth quarter of fiscal 2024, a decrease of 52.4% compared to $401.8 million in the fourth quarter of fiscal 2023. Diluted EPS decreased 52.5% to $0.87 for the fourth quarter of fiscal 2024 compared to diluted EPS of $1.83 in the fourth quarter of fiscal 2023. The decrease reflects a negative impact of approximately $0.81 per share in the fourth quarter related to the store portfolio optimization review as discussed below under “Store Portfolio Optimization Review”.

Fiscal Year 2024 Highlights

Fiscal 2024 net sales increased 5.0% to $40.6 billion compared to $38.7 billion in fiscal 2023. The net sales increase was primarily driven by positive sales contributions from new stores and growth in same-store sales, partially offset by the impact of store closures. Same-store sales increased 1.4% compared to fiscal 2023, reflecting increases of 1.1% in customer traffic and 0.3% in average transaction amount. Same-store sales in fiscal 2024 included growth in the consumables category, partially offset by declines in each of the home products, seasonal, and apparel categories.

Gross profit as a percentage of net sales was 29.6% in fiscal 2024, compared to 30.3% in fiscal 2023, a decrease of 70 basis points. The gross profit rate decrease in 2024 was driven primarily by increased markdowns, a greater proportion of sales coming from the consumables category and increased inventory damages; partially offset by decreased transportation costs.

SG&A as a percentage of net sales was 25.4% in fiscal 2024 compared to 24.0% in fiscal 2023, an increase of 140 basis points. The increase reflects fiscal 2024 impairment charges totaling $214 million related to the store portfolio optimization review as discussed below under “Store Portfolio Optimization Review”. In addition to these impairment charges, the other expenses that were a higher percentage of net sales in the current year period were retail labor, depreciation and amortization, store occupancy costs and incentive compensation.

Operating profit for fiscal 2024 decreased 29.9% to $1.7 billion compared to $2.4 billion in fiscal 2023. The decrease reflects fourth quarter charges totaling $232 million related to the store portfolio optimization review as discussed below under “Store Portfolio Optimization Review”.

Interest expense for fiscal 2024 decreased 16.1% to $274 million compared to $327 million in fiscal 2023.

The effective income tax rate in fiscal 2024 was 21.8% compared to 21.6% in fiscal 2023. This higher effective income tax rate was primarily due to a higher state effective tax rate and a decreased benefit from stock-based compensation, partially offset by the effect of certain rate-impacting items on lower earnings before taxes.

The Company reported net income of $1.1 billion for fiscal 2024, a decrease of 32.3% compared to $1.7 billion in fiscal 2023. Diluted EPS decreased 32.3% to $5.11 for fiscal 2024 compared to diluted EPS of $7.55 in fiscal year 2023. The decrease reflects a negative impact of approximately $0.81 per share in the fourth quarter related to the store portfolio optimization review as discussed below under “Store Portfolio Optimization Review”.

Store Portfolio Optimization Review

During the fourth quarter of fiscal 2024, the Company initiated a store portfolio optimization review of its Dollar General and pOpshelf bannered stores, which involved identifying stores for closure or re-bannering based on an evaluation of individual store performance, expected future performance, and operating conditions, among other factors.

As a result of this review, the Company plans to close 96 Dollar General stores and 45 pOpshelf stores, and convert an additional six pOpshelf stores to Dollar General stores in the first quarter of the 52-week fiscal year ending January 30, 2026 (“fiscal 2025”). The Company’s operating profit for the fourth of quarter of fiscal 2024 included charges of $232 million, which resulted in a negative impact to EPS of approximately $0.81, primarily due to these store closures as well as pOpshelf impairment charges.

“As we look to build on the substantial progress we made on our Back to Basics work in fiscal 2024, we believe this review was appropriate to further strengthen the foundation of our business,” said Todd Vasos, Dollar General’s chief executive officer. “While the number of closings represents less than one percent of our overall store base, we believe this decision better positions us to serve our customers and communities.”

Merchandise Inventories

As of January 31, 2025, total merchandise inventories, at cost, were $6.7 billion compared to $7.0 billion as of February 2, 2024, a decrease of 6.9% on an average per-store basis.

Capital Expenditures

Total additions to property and equipment in fiscal 2024 were $1.3 billion, including approximately: $605 million for improvements, upgrades, remodels and relocations of existing stores; $343 million for distribution and transportation-related projects; $296 million related to store facilities, primarily for leasehold improvements, fixtures and equipment in new stores; and $52 million for information systems upgrades and technology-related projects. During fiscal 2024, the Company opened 725 new stores, remodeled 1,621 stores, and relocated 85 stores.

Share Repurchases

In fiscal 2024, as planned, the Company did not repurchase any shares under its share repurchase program.

Dividend

On March 11, 2025, the Company’s Board of Directors declared a quarterly cash dividend of $0.59 per share on the Company’s common stock, payable on or before April 22, 2025 to shareholders of record on April 8, 2025. While the Board of Directors currently intends to continue regular cash dividends, the declaration and amount of future dividends are subject to the sole discretion of the Board and will depend upon, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions, excess debt capacity, and other factors the Board may deem relevant in its sole discretion.

Fiscal Year 2025 Financial Guidance and Store Growth Outlook

For fiscal 2025, the Company expects the following:

•	Net sales growth in the range of approximately 3.4% to 4.4%

•	Same-store sales growth in the range of approximately 1.2% to 2.2%

•	Diluted EPS in the range of approximately $5.10 to $5.80

o	Diluted EPS guidance assumes an effective tax rate of approximately 23.5%

•	Capital expenditures, including those related to investments in the Company’s strategic initiatives, in the range of $1.3 billion to $1.4 billion

The Company is also reiterating its plans to execute approximately 4,885 real estate projects in fiscal 2025, including opening approximately 575 new stores in the U.S. and up to 15 new stores in Mexico, fully remodeling approximately 2,000 stores, remodeling approximately 2,250 stores through Project Elevate, and relocating approximately 45 stores.

The Company’s financial guidance also assumes no share repurchases in fiscal 2025.

Long-Term Financial Framework

The Company has updated its long-term financial framework, and is targeting the following metrics over the next five years:

Key Metric	Annual Goal	Beginning
Net Sales Growth	Approximately 3.5% - 4%	2025
Same-Store Sales Growth	Approximately 2% - 3%	2025 - 2026
Operating Margin*	Approximately 6% - 7%	2028 - 2029
Diluted Earnings Per Share Growth*	10%+	2026
New Unit Growth	Approximately 2%	2025
Capital Expenditures	Approximately 3% of Net Sales	2025

* On an adjusted basis, when applicable

“As we build on our Back to Basics progress in 2025, we believe we are making the right investments and taking the appropriate actions to begin moving toward our updated long-term financial goals in the years ahead,” said Kelly Dilts, Dollar General’s chief financial officer. “We are confident in the future of this business, and we are focused on driving sustainable long-term growth on both the top and bottom lines, while creating long-term shareholder value.”

Conference Call Information

The Company will hold a conference call on March 13, 2025 at 8:00 a.m. CT/9:00 a.m. ET, hosted by Todd Vasos, chief executive officer, and Kelly Dilts, chief financial officer. To participate via telephone, please call (877) 407-0890 at least 10 minutes before the conference call is scheduled to begin. The conference ID is 13751722. There will also be a live webcast of the call available at https://investor.dollargeneral.com under “News & Events, Events & Presentations.” A replay of the conference call will be available through April 10, 2025, and will be accessible via webcast replay or by calling (877) 660-6853. The conference ID for the telephonic replay is 13751722.

Forward-Looking Statements

This press release contains forward-looking information within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act. Forward-looking statements include those regarding the Company’s outlook, strategy, initiatives, plans, intentions or beliefs, including, but not limited to, statements made within the quotations of Mr. Vasos and Ms. Dilts, and in the sections entitled “Store Portfolio Optimization Review,” “Dividend,” “Fiscal Year 2025 Financial Guidance and Store Growth Outlook,” and “Long-Term Financial Framework.”

A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “accelerate,” “aim,” “anticipate,” “assume,” “believe,” “beyond,” “can,” “committed,” “confident,” “continue,” “could,” “drive,” “estimate,” “expect,” “focus on,” “forecast,” “future,” “goal,” “guidance,” “intend,” “investments,” “likely,” “long-term,” “looking ahead,” “look to,” “may,” “model,” “moving toward,” “near-term,” “ongoing,” “opportunities,” “outcome,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospects,” “seek,” “should,” “subject to,” “target,” “uncertain,” “well-positioned,” “will,” “would,” or “years ahead,” and similar expressions that concern the Company’s outlook, long-term financial framework, strategies, plans, initiatives, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may change at any time and may cause actual results to differ materially from those which the Company expected. Many of these statements are derived from the Company’s operating budgets and forecasts as of the date of this release, which are based on many detailed assumptions and estimates that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors on future results, and the Company cannot anticipate all factors that could affect future results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	economic factors, including but not limited to employment levels; inflation (and the Company’s ability to adjust prices sufficiently to offset the effect of inflation); pandemics; higher fuel, energy, healthcare, housing and product costs; higher interest rates, consumer debt levels, and tax rates; lack of available credit; tax law changes that negatively affect credits and refunds; decreases in, or elimination of, government assistance programs or subsidies such as unemployment and food/nutrition assistance programs, student loan repayment forgiveness and economic stimulus payments; commodity rates; transportation, lease and insurance costs; wage rates (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); foreign exchange rate fluctuations; measures that create barriers to or increase the costs of international trade (including increased import duties or tariffs, which are expected to increase beginning in 2025); and changes in laws and regulations and their effect on, as applicable, customer spending, confidence and disposable income, the Company’s ability to execute its strategies and initiatives, the Company’s cost of goods sold, the Company’s SG&A expenses (including real estate and building costs), and the Company’s sales and profitability;

•	failure to achieve or sustain the Company's strategies, initiatives and investments, including those relating to merchandising (including those related to non-consumable products), real estate and new store development, mature stores and store remodels (including Project Elevate), international expansion, store formats and concepts, digital, marketing, shrink, damages, sourcing, private brand, inventory management, supply chain, private fleet, store operations, expense reduction, technology, pOpshelf, and DG Media Network;
•	competitive pressures and changes in the competitive environment and the geographic and product markets where the Company operates, including, but not limited to, pricing, promotional activity, expanded availability of mobile, web-based and other digital technologies, and alliances or other business combinations;
•	failure to timely and cost-effectively execute the Company's real estate projects and timely meet its financial expectations, or to anticipate or successfully address the challenges imposed by the Company's expansion, including into new countries or domestic markets, states, or urban or suburban areas;
•	levels of inventory shrinkage and damages;
•	failure to successfully manage inventory balances and in-stock levels, as well as to predict customer trends;
•	failure to maintain the security of the Company's business, customer, employee or vendor information or to comply with privacy laws, or the Company or one of its vendors falling victim to a cyberattack (which risk is heightened as a result of political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East) that prevents the Company from operating all or a portion of its business;
•	damage or interruption to the Company's information systems as a result of external factors, staffing shortages or challenges in maintaining or updating the Company's existing technology or developing, implementing or integrating new technology (including artificial intelligence);
•	a significant disruption to the Company's distribution network, the capacity of the Company's distribution centers or the timely receipt of inventory; increased fuel or transportation costs; issues related to supply chain disruptions or seasonal buying pattern disruptions; or delays in constructing, opening or staffing new distribution centers (including temperature-controlled distribution centers);
•	risks and challenges associated with sourcing merchandise from suppliers, including, but not limited to, those related to international trade (for example, increasing tariffs on goods from China, Mexico, and Canada, political uncertainty involving China, disruptive political events such as the conflict between Russia and Ukraine and the conflict in the Middle East, and port labor disputes/agreements);
•	natural disasters, unusual weather conditions (whether or not caused by climate change), pandemic outbreaks or other health crises, political or civil unrest, acts of war, violence or terrorism, and disruptive global political events (for example, political uncertainty involving China, the conflict between Russia and Ukraine and the conflict in the Middle East);
•	product liability, product recall or product safety, labeling or other product-related claims;
•	incurrence of material uninsured losses, excessive insurance costs or accident costs;
•	failure to attract, develop and retain qualified employees while controlling labor costs (including the heightened possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels, and other labor issues, including employee expectations and productivity and employee safety issues;
•	loss of key personnel or inability to hire additional qualified personnel, ability to successfully execute management transitions within the Company's senior leadership; or inability to enforce non-compete agreements that we have in place with management personnel or enter into new non-compete agreements;
•	risks associated with the Company's private brands, including, but not limited to, the Company's level of success in improving their gross profit rate at expected levels;
•	failure to protect the Company's reputation;
•	seasonality of the Company's business;
•	reliance on third parties in many aspects of the Company's business;
•	deterioration in market conditions, including market disruptions, adverse conditions in the financial markets including financial institution failures, limited liquidity and interest rate increases, changes in the Company's credit profile (including the Company's current increased debt levels or any downgrade to the Company's credit ratings), compliance with covenants and restrictions under the Company's debt agreements, and the amount of the Company's available excess capital;
•	the impact of changes in or noncompliance with governmental regulations and requirements, including, but not limited to, those dealing with the sale of products, including without limitation, product and food safety, marketing, labeling or pricing; information security and privacy; labor and employment; employee wages, salary levels and benefits (including the possibility of increased federal, and further increased state and/or local minimum wage rates/salary levels); health and safety; real property; public accommodations; imports and customs; transportation; intellectual property; bribery and anti-corruption; climate change; and environmental compliance (including any required public disclosures related thereto), as well as tax laws and policies (including those related to the federal, state or foreign corporate tax rate), the interpretation of existing tax laws, or the Company's failure to sustain its reporting positions negatively affecting the Company's overall effective tax rate, and uncertainty surrounding potential changes to the regulatory environment under the current U.S. administration;

•	developments in or outcomes of private actions, class actions, multi-district litigation, arbitrations, derivative actions, administrative proceedings, regulatory actions or other litigation or of inquiries from federal, state and local agencies, regulatory authorities, attorneys general, committees, subcommittees and members of the U.S. Congress, and other local, state, federal and international governmental authorities;
•	new accounting guidance or changes in the interpretation or application of existing guidance;
•	the factors disclosed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q; and
•	such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements as a result of new information, future events or circumstances, or otherwise, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Investors should also be aware that while the Company does, from time to time, communicate with securities analysts and others, it is against the Company’s policy to disclose to them any material, nonpublic information or other confidential commercial information. Accordingly, shareholders should not assume that the Company agrees with any statement or report issued by any securities analyst regardless of the content of the statement or report. Furthermore, the Company has a policy against confirming projections, forecasts or opinions issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the Company’s responsibility.

About Dollar General Corporation

Dollar General Corporation (NYSE: DG) is proud to serve as America’s neighborhood general store. Founded in 1939, Dollar General lives its mission of Serving Others every day by providing access to affordable products and services for its customers, career opportunities for its employees, and literacy and education support for its hometown communities. As of January 31, 2025, the Company’s 20,594 Dollar General, DG Market, DGX and pOpshelf stores across the United States and Mi Súper Dollar General stores in Mexico provide everyday essentials including food, health and wellness products, cleaning and laundry supplies, self-care and beauty items, and seasonal décor from our high-quality private brands alongside many of the world’s most trusted brands such as Coca Cola, PepsiCo/Frito-Lay, General Mills, Hershey, J.M. Smucker, Kraft, Mars, Nestlé, Procter & Gamble and Unilever.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	January 31, 2025	February 2, 2024
ASSETS
Current assets:
Cash and cash equivalents	$932,576	$537,283
Merchandise inventories	6,711,242	6,994,266
Income taxes receivable	127,132	112,262
Prepaid expenses and other current assets	392,975	366,913
Total current assets	8,163,925	8,010,724
Net property and equipment	6,209,481	6,087,722
Operating lease assets	11,163,763	11,098,228
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,199,700	1,199,700
Other assets, net	57,275	60,628
Total assets	$31,132,733	$30,795,591

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$519,463	$768,645
Current portion of operating lease liabilities	1,460,114	1,387,083
Accounts payable	3,833,133	3,587,374
Accrued expenses and other	1,045,856	971,890
Income taxes payable	10,136	10,709
Total current liabilities	6,868,702	6,725,701
Long-term obligations	5,719,025	6,231,539
Long-term operating lease liabilities	9,764,783	9,703,499
Deferred income taxes	1,103,701	1,133,784
Other liabilities	262,815	251,949
Total liabilities	23,719,026	24,046,472

Commitments and contingencies

Shareholders' equity:
Preferred stock	-	-
Common stock	192,447	192,206
Additional paid-in capital	3,812,590	3,757,005
Retained earnings	3,405,683	2,799,415
Accumulated other comprehensive income (loss)	2,987	493
Total shareholders' equity	7,413,707	6,749,119
Total liabilities and shareholders' equity	$31,132,733	$30,795,591

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter Ended
	January 31, 2025	% of Net Sales	February 2, 2024	% of Net Sales
Net sales	$10,304,498	100.00%	$9,858,514	100.00%
Cost of goods sold	7,274,929	70.60	6,952,178	70.52
Gross profit	3,029,569	29.40	2,906,336	29.48
Selling, general and administrative expenses	2,735,363	26.55	2,326,682	23.60
Operating profit	294,206	2.86	579,654	5.88
Interest expense, net	65,908	0.64	77,117	0.78
Income before income taxes	228,298	2.22	502,537	5.10
Income tax expense	37,081	0.36	100,724	1.02
Net income	$191,217	1.86%	$401,813	4.08%

Earnings per share:
Basic	$0.87		$1.83
Diluted	$0.87		$1.83
Weighted average shares outstanding:
Basic	219,934		219,585
Diluted	219,996		219,893

	For the Year Ended
	January 31, 2025	% of Net Sales	February 2, 2024	% of Net Sales
Net sales	$40,612,308	100.00%	$38,691,609	100.00%
Cost of goods sold	28,594,811	70.41	26,972,585	69.71
Gross profit	12,017,497	29.59	11,719,024	30.29
Selling, general and administrative expenses	10,303,423	25.37	9,272,724	23.97
Operating profit	1,714,074	4.22	2,446,300	6.32
Interest expense, net	274,320	0.68	326,781	0.84
Income before income taxes	1,439,754	3.55	2,119,519	5.48
Income tax expense	314,501	0.77	458,245	1.18
Net income	$1,125,253	2.77%	$1,661,274	4.29%

Earnings per share:
Basic	$5.12		$7.57
Diluted	$5.11		$7.55
Weighted average shares outstanding:
Basic	219,877		219,415
Diluted	220,027		219,938

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the Year Ended
	January 31, 2025	February 2, 2024
Cash flows from operating activities:
Net income	$1,125,253	$1,661,274
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	971,703	848,793
Deferred income taxes	(30,345)	72,847
Noncash share-based compensation	58,738	51,891
Other noncash (gains) and losses	296,184	88,982
Change in operating assets and liabilities:
Merchandise inventories	230,208	(299,066)
Prepaid expenses and other current assets	(23,864)	(63,576)
Accounts payable	302,915	36,940
Accrued expenses and other liabilities	91,813	(39,189)
Income taxes	(15,443)	25,303
Other	(11,098)	7,599
Net cash provided by (used in) operating activities	2,996,064	2,391,798

Cash flows from investing activities:
Purchases of property and equipment	(1,309,888)	(1,700,222)
Proceeds from sales of property and equipment	3,561	6,199
Net cash provided by (used in) investing activities	(1,306,327)	(1,694,023)

Cash flows from financing activities:
Issuance of long-term obligations	-	1,498,260
Repayments of long-term obligations	(770,230)	(19,723)
Net increase (decrease) in commercial paper outstanding	-	(1,501,900)
Borrowings under revolving credit facilities	-	500,000
Repayments of borrowings under revolving credit facilities	-	(500,000)
Costs associated with issuance of debt	(2,319)	(12,438)
Payments of cash dividends	(518,983)	(517,979)
Other equity and related transactions	(2,912)	11,712
Net cash provided by (used in) financing activities	(1,294,444)	(542,068)

Net increase (decrease) in cash and cash equivalents	395,293	155,707
Cash and cash equivalents, beginning of period	537,283	381,576
Cash and cash equivalents, end of period	$932,576	$537,283

Supplemental cash flow information:
Cash paid for:
Interest	$336,625	$352,473
Income taxes	$354,727	$359,578
Supplemental schedule of non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	$1,592,510	$1,804,934
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$90,981	$148,137

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information

(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	January 31, 2025	February 2, 2024	% Change
Consumables	$8,317,184	$7,897,566	5.3%
Seasonal	1,114,808	1,104,314	1.0%
Home products	593,010	581,501	2.0%
Apparel	279,496	275,133	1.6%
Net sales	$10,304,498	$9,858,514	4.5%

	For the Year Ended
	January 31, 2025	February 2, 2024	% Change
Consumables	$33,370,910	$31,342,595	6.5%
Seasonal	4,073,317	4,083,790	-0.3%
Home products	2,074,379	2,163,806	-4.1%
Apparel	1,093,702	1,101,418	-0.7%
Net sales	$40,612,308	$38,691,609	5.0%

Store Activity

	For the Year Ended
	January 31, 2025	February 2, 2024
Beginning store count	19,986	19,104
New store openings	725	987
Store closings	(117)	(105)
Net new stores	608	882
Ending store count	20,594	19,986
Total selling square footage (000's)	156,882	151,095
Growth rate (square footage)	3.8%	5.7%

Contacts

Investor Contact:
investorrelations@dollargeneral.com

Media Contact:
dgpr@dollargeneral.com

Source: Dollar General Corporation